Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), is entered into effective as of February 19, 2025 (the “Effective Date”), by and between UPBOUND GROUP, INC. (the “Company”) and FAHMI KARAM (“Executive”).

Recitals

WHEREAS, the Company and Executive desire to set forth the terms upon which Executive will continue Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

Agreement

1.            Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on and subject to the terms and conditions set forth herein.

2.            Term. Executive’s employment shall continue under this Agreement commencing on June 1, 2025 (the “Commencement Date”) until otherwise terminated pursuant to Sections 6 and 7 of this Agreement (the “Employment Period”).

3.            Position and Duties. During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company. Executive shall report directly to the Board of Directors of the Company (the “Board”) and will have such executive and managerial powers, duties and responsibilities as are assigned to him by the Board, consistent with his position as Chief Executive Officer. The Company agrees to use its reasonable best efforts to cause Executive to be a member of the Board. At the request of the Board, Executive shall serve as an officer and/or director of the Company’s subsidiaries and other Affiliates upon the terms and conditions agreed to by the parties, but without additional compensation. Executive shall devote substantially all of his business time, attention, knowledge and skills faithfully and to the best of his ability to the performance of the obligations, duties and responsibilities of his position as Chief Executive Officer of the Company and in furtherance of the business, affairs, policies, codes of conduct and activities of the Company. Without the consent of the Board, during the Employment Period, Executive will not serve on the board of directors, trustees or any similar governing body of any outside entity (with the exception of any entity which has been disclosed to the Company on a list provided to the Company by Executive coincident with the execution of this Agreement); provided, that the Board may require Executive to step down from any such position at any time if it determines appropriate in its sole discretion. Notwithstanding the above, Executive will be permitted, to the extent such activities do not conflict or interfere with the performance by Executive of his duties and responsibilities hereunder, violate Section 13 or violate any Company written policy, to manage his (and his immediate family’s) personal financial and legal affairs and serve on the board of directors of, or otherwise engage in activities associated with, non-profit, charitable and community organizations and entities.

4.            Annual Compensation.

(a)          Base Salary. During the Employment Period, the Company will pay salary to Executive at an annual rate of $1,100,000, in accordance with the Company’s regular payroll practices. The Board and/or the Compensation Committee of the Board (the “Compensation Committee”) will review Executive’s salary at least annually. The Board, acting in its discretion, may increase (but may not decrease) the annual rate of Executive’s salary in effect at any time. Executive’s annual salary, as may be increased by the Board pursuant to this Section 4(a), is referred to herein as the “Base Salary”.

(b)          Bonus. Commencing in 2025 and during the Employment Period, Executive will be eligible for an annual cash bonus with a target equal to one hundred and fifty (150%) of Executive’s Base Salary in accordance with the Company’s annual incentive program for similarly situated executives, as in effect from time to time. The actual amount of the annual cash bonus, if any, will be payable to Executive in the normal course of the Company’s completion of annual bonus calculations, but in no event later than March 15 of the year following the year in which such bonus is earned, and shall be consistent with the payment of annual incentive compensation to senior executives generally.

(c)          Annual Equity-Based Awards. Commencing in 2025 and continuing during the Employment Period, Executive will be eligible to receive an annual equity-based award under the Company’s Amended 2021 Long-Term Incentive Plan or any successor plan thereto (the “Plan”), with a target grant date fair value equal to four hundred and fifty (450%) of Executive’s Base Salary; provided, that the annual equity-based award granted to Executive in respect of 2025 will include a provision pursuant to which a portion of such award in an amount equal to the difference between (i) the target grant date fair value of Executive’s annual equity-based award as Chief Executive Officer (i.e., $4,950,000.00) and (ii) the target grant date fair value of Executive’s annual equity-based award as Chief Financial Officer (i.e., $1,291,800.00) shall be forfeited in the event Executive does not commence employment as Chief Executive Officer of the Company on the Commencement Date and remains in his Chief Financial Officer role. All annual equity-based awards will be made in accordance with the terms of the Plan and with such terms and conditions established by the Compensation Committee in its sole discretion, as set forth in the applicable award agreement, and as modified by this Agreement.

5.            Employee Benefit Programs and Perquisites.

(a)          General. Subject to the provisions of this Agreement, during the Employment Period, Executive will be entitled to participate in such employee benefit plans and programs of the Company as are made available to other senior executives of the Company from time to time.

(b)          Reimbursement of Business Expenses. Subject to Section 23(c), during the Employment Period, Executive is hereby authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company will promptly reimburse him for all expenses that are so incurred upon presentation of appropriate vouchers or receipts, subject to the Company’s expense reimbursement policies applicable to senior executives generally as in effect from time to time.

(c)          Place of Employment. Executive’s place of employment during the Employment Period will be at the principal office of the Company in Plano, Texas, subject to the need for reasonable business travel. The conditions of Executive’s employment, including, without limitation, office space and accouterments, secretarial, administrative and other support, will be consistent with his status as the Chief Executive Officer of the Company.

6.            Reasons for Termination of Employment. Executive’s employment hereunder may be terminated under the following circumstances:

(a)           Death. Executive’s employment hereunder will terminate upon his death.

(b)          Disability. The Company may terminate Executive’s employment hereunder due to “Disability”. “Disability” shall mean the inability of Executive to substantially perform the customary duties and responsibilities of Executive’s role hereunder, with or without a reasonable accommodation, for a continuous period of at least one hundred and twenty (120) days, or a total of one hundred and fifty (150) days in any consecutive twelve (12)-month period, by reason of a physical or mental incapacity which is expected to result in death or last indefinitely, as determined by a duly licensed physician with a specialty in the field that is qualified to treat Executive’s medical condition, who is appointed by the Company and reasonably acceptable to Executive.

(c)          Cause. The Company may terminate Executive’s employment hereunder for “Cause”. For purposes of this Agreement, the Company will have “Cause” to terminate Executive’s employment upon Executive’s:

(i)             material act or acts of willful misconduct, in violation of the Company’s policies, including, without limitation, the Company’s Code of Business Conduct and Ethics, or otherwise;

(ii)            willful and repeated failure (except where due to physical or mental incapacity) or refusal to perform in any material respect the duties and responsibilities of Executive’s employment;

(iii)           commitment of embezzlement or fraud, at Executive’s direction, or with Executive’s prior personal knowledge;

(iv)           conviction of, or plea of guilty or nolo contendere to, the commission of a felony; or

(v)            substance abuse or use of illegal drugs that, in the reasonable judgment of the Compensation Committee, (1) impairs the ability of Executive to perform the duties of Executive’s employment, or (2) causes or is likely to cause harm or embarrassment to the Company or any of its Affiliates.

Except as specified, the Compensation Committee, acting in its own discretion, will be responsible for determining whether particular conduct constitutes Cause for the purposes of this Agreement.

(d)          Good Reason. Executive may terminate his employment hereunder for “Good Reason” within ninety (90) days after Executive has actual knowledge of the occurrence of one of the following events to which Executive did not consent in writing and that has not been cured within thirty (30) days after written notice thereof has been given by Executive to the Company setting forth in reasonable detail the basis of the event (provided that such notice must be given to the Company within thirty (30) days of Executive becoming aware of such condition):

(i)             a material diminution by the Company of Executive’s duties or responsibilities in a manner which is inconsistent with Executive’s position or which has or is reasonably likely to have a material adverse effect on Executive’s status or authority;

(ii)            a relocation by more than fifty (50) miles of Executive’s principal place of business;

(iii)            a reduction by the Company of Executive’s rate of salary or annual incentive bonus opportunity; or

(iv)            a breach by the Company of a material provision of this Agreement or other agreement with Executive.

Executive’s continued employment during the ninety (90)-day period referred to above in this paragraph (d) will not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. Notwithstanding the foregoing, the Company placing Executive on a paid leave for up to ninety (90) days, pending the determination of whether there is a basis to terminate Executive for Cause, will not constitute a Good Reason event.

(e)          Without Cause. The Company may terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination.

(f)          Without Good Reason. Executive may terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination.

7.            Termination of Employment Procedure.

(a)          Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) will be communicated by providing a written Notice of Termination to the other party hereto in accordance with Section 18. For purposes of this Agreement, a “Notice of Termination” means a notice which will indicate the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated if the termination is based on Section 6(b), 6(c) or 6(d).

(b)          Date of Termination. “Date of Termination” means (1) if Executive’s employment is terminated by reason of Executive’s death, the date of his death; (2) if Executive’s employment is terminated by reason of his Disability, the date set forth in the Notice of Termination; and (3) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination; provided, however, that if such termination is due to a Notice of Termination by Executive, the Company will have the right to accelerate such notice and make the Date of Termination the date of the Notice of Termination or such other date prior to Executive’s intended Date of Termination as the Company deems appropriate, which acceleration will in no event be deemed a termination by the Company without Cause or constitute Good Reason.

(c)          Resignation From Any Boards and Positions. Upon the termination of Executive’s employment with the Company for any reason, Executive will be deemed to resign from (1) the board of directors (or similar body) of the Company or any subsidiary or Affiliate of the Company and/or any other board to which Executive has been appointed or nominated by or on behalf of the Company (including the Board) and (2) any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer and director of the Company and any of its subsidiaries and Affiliates. Executive agrees to execute such agreements as reasonably requested by the Company or any of its subsidiaries or Affiliates, solely for the purpose of effectuating such resignations.

8.            Compensation Upon Termination of Employment. Subject to the provisions hereof, including, without limitation, Section 12 (relating to the execution and delivery of a release as a condition of Executive’s (or a beneficiary’s) entitlement to certain payments and benefits hereunder), this Section 8 provides the payments and benefits to be paid or provided to Executive as a result of his termination of employment. Except as provided in this Sections 8 and 9, Executive will not be entitled to any payments or benefits from the Company as a result of the termination of Executive’s employment, regardless of the reason for such termination.

(a)          Termination by the Company of the Company without Cause or Termination by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then Executive shall be entitled to receive the following payments and benefits:

(i)             Accrued Compensation;

(ii)            Pro Rata Bonus;

(iii)            two (2) times Salary and Bonus, payable to Executive in equal monthly installments over twenty-four (24) months;

(iv)            Benefit Continuation Coverage; and

(v)            Executive’s unvested and outstanding equity-based awards for which Executive has remained continuously employed by the Company or any of its Affiliates from the grant date through the first anniversary of the grant date shall be treated as follows: (i) each such award that is subject solely to time-based vesting conditions shall be accelerated in full and (ii) each such award that is subject to performance-based vesting conditions shall remain outstanding and continue to vest in accordance with the award’s original vesting schedule irrespective of the termination of Executive’s employment, subject to the satisfaction of any applicable performance criteria.

(b)            Disability or Death. If Executive’s employment is terminated by the Company due to Executive’s Disability or if Executive’s employment terminates by reason of death, then Executive (or Executive’s beneficiary) shall be entitled to receive the following payments and benefits:

(i)             Accrued Compensation;

(ii)            Pro Rata Bonus; and

(iii)            Benefit Continuation Coverage.

(c)          Termination by the Company for Cause or Termination by Executive without Good Reason. If the Company terminates Executive’s employment for Cause or Executive terminates his employment for any reason other than death, Disability or for Good Reason, then, in each case, Executive shall be entitled to receive any Accrued Compensation and nothing more.

(d)          Restoration. Any severance payments and benefits paid under this Section 8 shall be subject to continuing compliance with the covenants described in and repayment pursuant to Section 13.

9.            Termination in Conjunction with a Change in Control.

(a)          Subject to the provisions hereof, including, without limitation, Section 12 (relating to execution and delivery of a general release as a condition of Executive’s entitlement to certain payments and benefits hereunder), upon the termination of Executive’s employment with the Company and its Affiliates in conjunction with a Change in Control, Executive (or Executive’s beneficiary, as the case may be) will be entitled to receive the applicable severance payments and benefits described in Section 8, provided, however, that, if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason in conjunction with a Change in Control, then in lieu of the two (2) times Salary and Bonus payable in installments as described in Section 8(a)(iii), Executive shall be entitled to receive a single cash payment equal to two (2) times Salary and Bonus as soon as reasonably practicable following the effectiveness of a Release and no later than sixty (60) days following the Date of Termination.

(b)          For the purposes hereof, a termination of employment is in conjunction with a Change in Control if (and only if) such termination occurs during the period commencing upon the Change in Control and ending on the second anniversary of the date of the Change in Control.

(c)          If Executive is entitled to receive payments and benefits under Section 8 (due to a termination of employment not in conjunction with a Change in Control) and if, by reason of a subsequent Change in Control, Executive’s termination of employment is deemed to be in conjunction with the Change in Control, then, in order to avoid duplication, the payments and benefits to which Executive is entitled under this Section 9 upon and following the Change in Control will be reduced by the payments and benefits which Executive received under Section 8, and no further payments will be made under Section 8.

(d)          Any severance payments and benefits paid under this Section 9 shall be subject to continuing compliance with the covenants described in and repayment pursuant to Section 13.

10.          Cooperation Following Termination of Employment. Following any termination of Executive’s employment, Executive agrees to cooperate with and provide any requested information to the Company or its legal representatives as the Company deems reasonably appropriate under the circumstances. The Company agrees to reimburse Executive for all reasonable expenses, attorneys’ fees and costs incurred by him as a result of his cooperation following any termination of his employment pursuant to this Section 10.

11.          At-Will Employment. This Agreement does not constitute a guarantee of employment for any definite period. Executive’s employment is at will and may be terminated by Executive or the Company at any time, with or without reason.

12.          Release of Claims. Notwithstanding anything herein to the contrary, as a condition to the severance payments or benefits otherwise payable under this Agreement, Executive (or Executive’s beneficiary) must execute and not revoke a general release agreement in favor of the Company, its Affiliates and their officers, directors and employees, in such form as the Board or the Compensation Committee may specify; provided, however, that no such release will be required as a condition of Executive’s (or the beneficiary’s) entitlement to Accrued Compensation. Subject to Section 23 of this Agreement, any payment or benefit that is so conditioned shall commence or be paid during the period commencing on the Date of Termination and ending on a date not more than sixty (60) days thereafter, except that, in the event that such period could span two (2) taxable years, payment must be made or commence in the later year.

13.          Restrictive Covenants.

(a)          Confidential Information. “Confidential Information” means any and all information and physical manifestations thereof not generally known or available outside the Company, and information and physical manifestations thereof entrusted to the Company in confidence by third parties, whether or not such information is patentable, copyrightable or otherwise legally protectable, and without regard to whether such information and physical manifestations thereof are marked or otherwise designated as “confidential”, “proprietary,” or something similar, in each case, to the extent disclosed to Executive by or on behalf of the Company during the course of Executive’s employment relationship with the Company. Confidential Information includes, without limitation, any such information or physical manifestations of: (1) Company Intellectual Property (as defined below); (2) Intellectual Property (as defined below) owned or licensed by the Company prior to or outside of this Agreement; (3) non-public agreements with, or non-public information relating to, suppliers and customers of the Company; and (4) any other non-public price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information related to the Company and disclosed to Executive by the Company either directly or indirectly in the course of Executive’s employment relationship with the Company, whether in writing, electronically or orally. Notwithstanding the foregoing, Confidential Information does not include (x) information that was lawfully known by Executive, without any obligation of confidentiality, at the time such information was received from or otherwise disclosed to Executive by the Company, (y) information that is or becomes generally available to or known by the public through no wrongful act of Executive, or (z) information disclosed to Executive by a third party not known by Executive to be bound to a duty of confidentiality to the Company. During the Employment Period and thereafter, Executive will hold in a fiduciary capacity for the benefit of the Company all Confidential Information. Executive will not, without the prior written consent of the Company, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties under this Agreement. Notwithstanding the foregoing, nothing in this Section 13(a) is intended to, and shall not, restrict or limit Executive from exercising Executive’s protected rights under Section 13(b).

(b)          Protected Activity.

(i)             Notwithstanding Section 13(a) or anything else herein to the contrary, this Agreement shall not:

A.             preclude Executive from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees; or

B.             limit Executive’s rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and Executive does not need the Company’s or any of its Affiliates’ permission to do so. In addition, it is understood that this Agreement shall not require Executive to notify the Company or any of its Affiliates of a request for information from any governmental entity or self-regulatory authority that is not directed to the Company or any of its Affiliates or of Executive’s decision to file a charge or complaint with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, Executive recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, Executive must inform such governmental entity or self-regulatory authority that the information Executive is providing is confidential. Despite the foregoing, Executive is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information Executive comes to learn during Executive’s service to the Company and that Executive knows or reasonably should know is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. Each of the Company and its Affiliates does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

(ii)            Executive is hereby notified that the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. 1833 (the “DTSA”) provides that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law; (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (3) to the individual’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as (x) any document containing the trade secret is filed under seal and (y) the trade secret is not disclosed except pursuant to court order.

(c)          Removal of Documents. Executive may not remove any records, files, drawings, documents, models, equipment, and the like relating to the Company’s or any of its Affiliates’ business from the Company’s or any of its Affiliates’ premises without the Company’s or such Affiliate’s written consent, unless such removal is in the furtherance of the Company’s or any of its Affiliates’ business or is in connection with Executive’s carrying out Executive’s duties under this Agreement and, if so removed, they will be returned to the Company or such Affiliate, as applicable, promptly after termination of Executive’s employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Notwithstanding the foregoing, nothing in this Section 13(c) is intended to, and shall not, restrict or limit Executive from exercising Executive’s protected rights under Section 13(b) hereof, or restrict or limit Executive from providing information in response to a subpoena or other legal process, to a governmental entity or self-regulatory authority, or in the event of litigation between Executive and the Company or any of its Affiliates, or prohibit Executive from making statements or engaging in any other activities or conduct protected by the National Labor Relations Act. In the event of any conflict between the provision of this Section 13(c) and of any applicable employee manual or similar policy of the Company, the provisions of this Section 13(c) will govern.

(d)          Non-Competition. Executive hereby confirms and acknowledges that Executive satisfies the definition of “senior executive” for purposes of the Federal Trade Commission’s Non-Compete Clause Rule. Accordingly, during the Employment Period and for a two (2)-year period after the date Executive’s employment is terminated by the Company for any reason, Executive will not directly or indirectly (without the prior written consent of the Company):

(i)             hold a five percent (5%) or greater equity (including stock options whether or not exercisable), voting or profit participation interest in a Competitive Enterprise; or

(ii)            associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with Executive’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

A.            that is substantially related to any activity in which Executive was engaged with the Company or any of its Affiliates during the twelve (12) months prior to the Date of Termination;

B.             that is substantially related to any activity for which Executive had direct or indirect managerial or supervisory responsibility with the Company or any of its Affiliates during the twelve (12) months prior to the Date of Termination; or

C.             that calls for the application of specialized knowledge or skills substantially related to those used by Executive in Executive’s activities with the Company or any of its Affiliates during the twelve (12) months prior to the Date of Termination.

For purposes of this Agreement, “Competitive Enterprise” means a person or entity that is in the business of providing a Conflicting Product or Service. A “Conflicting Product or Service” is a product or service that would displace a product or service that Executive assists the Company or any of its Affiliates in developing, selling, distributing, servicing, or otherwise providing to the Company’s or any of its Affiliates’ customers or receives Confidential Information about within the preceding two (2) years. By way of example, and not limitation, a “Competing Business” is understood to include any person or entity engaged in the rent-to-own or lease-to-own business or related services or any other business activities that the Company may be engaged in from time to time. “Restricted Area” refers to the United States, Puerto Rico, Canada, Mexico, and each additional country where the Company or any of its Affiliates do business or are actively planning to do business at the time Executive’s employment ends and about which Executive was provided Confidential Information during employment. The nature of Executive’s position is such that he will be provided Confidential Information about the Company’s and its Affiliates’ business activities and plans in each country where the Company or any of its Affiliates do business or are planning to do business. Accordingly, Executive agrees that the Restricted Area definition is reasonable and necessary.

(e)          Non-Solicitation. During the Employment Period and for a two (2)-year period after Executive’s employment is terminated by the Company or by Executive for any reason, Executive will not, in any manner, directly or indirectly (without the prior written consent of the Company): (1) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company or any of its Affiliates, (2) transact business with any Client that would cause Executive to be a Competitive Enterprise, (3) interfere with or damage any relationship between the Company or any of its Affiliates and a Client or (4) Solicit anyone who is then an employee of the Company or any of its Affiliates (or who was an employee of the Company or any of its Affiliates within the prior twelve (12) months) and whom had a title of Senior Vice President or above, to resign from the Company or any of its Affiliates or to apply for or accept employment with any other business or enterprise.

For purposes of this Agreement, a “Client” means any client or prospective client of the Company or any of its Affiliates to whom Executive provided services, or for whom Executive transacted business, or whose identity became known to Executive in connection with Executive’s relationship with or employment by the Company, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(f)           Non-Disparagement. To the fullest extent permitted by law, during the term of this Agreement and thereafter, Executive will, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize the Company, any of its Affiliates or any of its or their employees, officers or directors. Nothing in this Section 13(f) is intended to, and shall not, restrict or limit Executive from exercising Executive’s protected rights in Section 13(b) hereof, or restrict or limit Executive from providing information in response to a subpoena or other legal process, to a governmental entity or self-regulatory authority, or in the event of litigation between Executive and the Company or any of its Affiliates, or prohibit Executive from making statements or engaging in any other activities or conduct protected by the National Labor Relations Act.

(g)          Validity. The terms and provisions of this Section 13 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement will thereby be affected. The parties acknowledge that the potential restrictions on Executive’s future employment imposed by this Section 13 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction will find any provisions of this Section 13 unreasonable in duration or geographic scope or otherwise, Executive and the Company agree that the restrictions and prohibitions contained herein will be effective to the fullest extent allowed under applicable law in such jurisdiction.

(h)          Injunctive Relief. In the event of a breach or threatened breach of this Section 13, Executive agrees that the Company will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

(i)           Cease Payments. In the event that Executive breaches Section 13(a), 13(c), 13(d), 13(e) or 13(f), the Company’s obligation to make or provide payments or benefits under Section 8 will cease.

(j)            Continuing Operation. Except as specifically provided in this Section 13, the termination of Executive’s employment or of this Agreement will have no effect on the continuing operation of this Section 13.

14.          Concurrent Entry into Ancillary Agreements. As a condition to Executive’s employment hereunder, on or before the Effective Date, Executive will enter into each of the Invention Assignment Agreement and Mutual Agreement to Arbitrate Claims, in each case, pursuant to the Company’s standard form agreements.

15.          No Duty to Mitigate. Except as otherwise specifically provided herein with respect to early termination of Benefit Continuation Coverage, Executive’s entitlement to payments or benefits hereunder is not subject to mitigation or a duty to mitigate by Executive.

16.          Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in a writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged.

17.          Invalidity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

18.          Notice. For the purposes of this Agreement, unless otherwise provided herein, all notices, demands, requests, elections, consents, approvals and all other communications provided for in this Agreement will be in writing and must be given by (1) hand delivery; (2) United States certified or registered mail, return receipt requested, postage prepaid; (3) a recognized overnight courier service providing confirmation of delivery; or (4) email; provided that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses). Such communications must be sent to the respective parties at the following street addresses or email addresses (or at such other street address or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 18) (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given in accordance with this Section 18 shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver):

If to Executive:

[Address on file with the Company]

If to the Company:

Upbound Group, Inc.
5501 Headquarters Dr.
Plano, TX 75024
Telephone number: (972) 624-6773

Email: bryan.pechersky@upbound.com

Attention: General Counsel

19.           Successors and Beneficiaries.

(a)           Successors of the Company. The Company may assign this Agreement, without Executive’s consent, to any of its Affiliates or to any other respective successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. In any such event, the term “Company,” as used herein shall mean the Company and any such successor to, or assignee of, its business and/or assets.

(b)           Executive’s Beneficiary. For the purposes hereof, Executive’s beneficiary will be the person or persons designated as such in a written beneficiary designation filed with the Company, which may be revoked or revised in the same manner at any time prior to Executive’s death. In the absence of a properly filed written beneficiary designation or if no designated beneficiary survives Executive, Executive’s estate will be deemed to be the beneficiary hereunder.

20.           Nonassignability. With the exception of Executive’s beneficiary designation, neither Executive nor Executive’s beneficiary may pledge, transfer or assign in any way the right to receive payments or benefits hereunder, and any attempted pledge, transfer or assignment shall be void and of no force or effect.

21.           Legal Fees to Enforce Rights after a Change in Control. If, following a Change in Control, the Company fails to comply with any of its obligations under this Agreement or the Company takes any action to declare this Agreement void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from Executive (or Executive’s beneficiary) the payments and benefits intended to be provided, then Executive (or Executive’s beneficiary, as the case may be) shall be entitled to select and retain counsel at the expense of the Company to represent Executive (or Executive’s beneficiary) in connection with the good faith initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

22.           Governing Law; Waiver of Jury Trial. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas, excluding its conflict of law rules. Any disputes arising out of or relating to this Agreement will be subject to arbitration in accordance with the Mutual Agreement to Arbitrate Claims or any comparable agreement to arbitrate between the parties, in each case, which is governed by the Federal Arbitration Act, as entered into in connection herewith; provided, however, that the parties may pursue temporary and/or preliminary individual injunctive relief in a court of competent jurisdiction within the districts that include Collin County, Texas, because the award to which the party may be entitled in arbitration may be rendered ineffectual without such relief. Any such action shall not constitute a waiver of the parties’ agreement to arbitrate by any party. In all other respects the Mutual Agreement to Arbitrate Claims between the parties, which is incorporated herein by reference, shall control. Any suit for temporary and/or preliminary injunctive relief will be brought in the federal or state courts in the districts which include Collin County, Texas, and you hereby agree to submit to the personal jurisdiction and venue thereof. To the extent permitted by law, Executive and the Company waive any rights to a jury trial with respect to any controversy or claim between Executive and the Company arising out of or relating to or concerning this Agreement.

23.           Compliance with Section 409A Deferral Requirements.

(a)           It is intended that any amounts payable under this Agreement shall be exempt from or comply with, and avoid the imputation of any tax, penalty or interest under, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final Treasury regulations promulgated thereunder to the fullest extent permissible under applicable law. This Agreement shall be construed and interpreted consistent with that intent.

(b)          If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the termination of his employment with the Company, Executive shall not be entitled to receive any payment that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and which would be payable upon Executive’s separation from service until the earlier of (1) the date which is six (6) months after his separation from service (within the meaning of Section 409A of the Code) for any reason other than death, or (2) the date of Executive’s death; provided, that this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s separation from service that are not so paid by reason of this paragraph shall be paid (without interest) within thirty (30) days after the date that is six (6) months after Executive’s separation from service (provided that in the event of Executive’s death after such separation from service but prior to payment, then such payment shall be made within thirty (30) days after the date of Executive’s death).

(c)          Any reimbursement payment or in-kind benefit due to Executive under this Agreement, to the extent that such reimbursements or in-kind benefits are taxable to him, shall be paid on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements and in-kind benefits pursuant to this Agreement are not subject to liquidation or exchange for another benefit, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(d)          For purposes of Section 409A of the Code, Executive’s right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

24.          Section 280G. In the event that any payments or benefits provided for in this Agreement or otherwise payable to Executive (collectively, the “Payments”) (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 24, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments will be either (x) delivered in full or (y) delivered as to such lesser extent that would result in no portion of the Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code.

25.          Withholding. The Company and its Affiliates may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law or regulation.

26.          Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter, other than the Loyalty and Confidentiality Agreement between Executive and the Company (“Loyalty Agreement”), the Invention Assignment Agreement, the Mutual Agreement to Arbitrate Claims and any equity agreements in which Executive is a participant on the Commencement Date. Any other prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, the Executive Transition Agreement by and between Executive and the Company, dated October 31, 2022, is hereby terminated and cancelled as of the Commencement Date, other than the Loyalty Agreement, the Invention Assignment Agreement, the Mutual Agreement to Arbitrate Claims and any equity agreements in which Executive is a participant on the Commencement Date.

27.          Captions; Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

28.          Certain Defined Terms. The following terms have the following meanings when used in this Agreement.

(a)          “Accrued Compensation” means, as of any date, (1) the unpaid amount, if any, of Executive’s previously earned Base Salary, (2) the unpaid amount, if any, of the bonus earned by Executive for the preceding year, and (3) additional payments or benefits, if any, earned by Executive under and in accordance with any employee plan, program or arrangement of or with the Company or an Affiliate (other than this Agreement).

(b)          “Affiliate” means an entity at least fifty (50%) of the voting, capital or profits interests of which are owned directly or indirectly by the Company.

(c)          “Benefit Continuation Coverage” means if Executive timely elects and maintains continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for Executive and his eligible dependents, as applicable, the Company will pay Executive a monthly amount equal to the amount it contributes from time to time to group medical, dental and/or vision insurance premiums (as applicable) for similarly situated active employees until the earlier of (1) twenty-four (24) months following the Date of Termination or (2) the date upon which Executive begins other employment that provides for comparable health coverage benefits. However, if the Company determines in its sole discretion exercised in reasonable good faith that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company and Executive will coordinate in good faith to restructure such benefit.

(d)          “Change in Control” shall have the meaning set forth in the Plan.

(e)          “Pro Rata Bonus” means (1) if the termination is in conjunction with a Change in Control, Executive’s target annual bonus or (2) if such termination is not in conjunction with a Change in Control, Executive’s annual bonus, if any, earned by Executive for the year of termination based on actual performance, in each case, multiplied by a fraction, the numerator of which is the number of days elapsed from the beginning of the calendar year in which Executive’s employment terminates until the Date of Termination, and the denominator of which is 365 (or 366 if a leap year).

(f)           “Salary and Bonus” means, as of the effective date of the termination of Executive’s employment with the Company and its Affiliates, the sum of: (1) Executive’s highest annual rate of salary at any time during the preceding twenty-four (24) months, and (2) Executive’s target bonus amount for the calendar year in which such termination occurs.

29.          Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all of the parties reflected hereon as the signatories. Any signature on this Agreement delivered by photographic, electronic or PDF copy shall be deemed to be an original signature hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

UPBOUND GROUP, INC.

/s/ Transient Taylor
By: Transient Taylor
Title: Executive Vice President — Chief Human Resources Officer

Date: February 19, 2025

FAHMI KARAM

/s/ Fahmi Karam

Date: February 19, 2025